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                                                                    EXHIBIT 99.1


                  WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES

              Computation of Ratio of Earnings to Fixed Charges and
                            Preferred Stock Dividends
                       Twelve Months Ended March 31, 1997
              -----------------------------------------------------
                                   (Unaudited)

                             (Dollars in Thousands)

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FIXED CHARGES AND PRE-TAX PREFERRED STOCK DIVIDENDS:

  Interest Expense ................................................     $ 32,345
  Amortization of Debt Premium, Discount and Expense ..............          284
  Interest Component of Rentals ...................................           64
                                                                        --------
        Total Fixed Charges .......................................       32,693
  Pre-tax Preferred Dividends .....................................        2,110
                                                                        --------

        Total .....................................................     $ 34,803
                                                                        ========


  Preferred Dividends .............................................     $  1,332
  Effective Income Tax Rate .......................................        .3686
  Complement of Effective Income Tax Rate (1 - Tax Rate) ..........        .6314

  Pre-Tax Preferred Dividends .....................................     $  2,110
                                                                        ========

EARNINGS:

Net Income ........................................................     $ 72,910
   Add:
   Income Taxes Applicable to Operating Income ....................       41,680
   Income Taxes Applicable to Other Income (Loss) - Net ...........          887
   Total Fixed Charges ............................................       32,693
                                                                        --------

Total Earnings ....................................................     $148,170
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Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends........................................          4.3
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